Exhibit 99.1

Sono-Tek Announces Largest Ever Quarterly Sales

(December 17, 2009 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of just under $2,000,000 for the third quarter which ended November 30, 2009, compared to sales of $1,582,000 for the prior year period. The third quarters’ sales level is the largest quarterly result in the Company’s history and represents an 18% increase over the second quarters’ sales of $1,684,000 and a 37% increase over the first quarters’ sales of $1,465,000. In addition, the Company is only two weeks into its fourth quarter and has booked a strong sales backlog.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, commented that “We announced in recent communications a goal of bringing the business back to a profitable mode again, and we are now achieving it. We invested last year in designing and building new products and in penetrating new markets and business segments. This continued investment is now paying off. We expect to report a significant increase in net income to match the sales increase that we have seen in the third quarter, and we expect the fiscal year ending on February 28, 2010 to show both double digit sales growth over last year and a profit.”

The Company expects to release its quarterly financial results in mid January 2010.

In other news, DeMarch Associates, Inc. has included Dr. Coccio in its selection of top 200 “Best CEO Awards’ for 2009, out of a field of over 6,000 CEOs at listed companies. The award, similar to last year’s, is based on their analysis of multiyear performance in relation to compensation.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.